Exhibit 99.1

NEWS

Omega Protein Reports $1.8 Million Profit for Second Quarter

HOUSTON, July 29, 2004 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $1.8 million (7 cents a share) for the second quarter of 2004, compared with net income of $2.4 million (10 cents a share) for the second quarter of the previous year.

Revenues for the second quarter ended June 30, 2004 were $26.5 million compared with revenues of $27.3 million for the comparable quarter of 2003. Omega Protein recorded operating income of $3.0 million for the 2004 second quarter, versus operating income of $3.9 million for the second quarter of 2003.

For the six months ended June 30, 2004, the Company had revenues of $51.5 million, compared with $52.4 million in revenues for the first six months of 2003. Omega Protein recorded operating income of $4.2 million for the six-month period in 2004, versus operating income of $8.1 million for the comparable period a year earlier. The Company had net income of $2.5 million (10 cents a share) for the 2004 six-month period, compared with net income of $5.0 million (21 cents a share) for the first six months of 2003.

Omega Protein’s second quarter results, as well as the results for the first six months of 2004, reflect reduced margins primarily due to higher cost of inventories carried forward from the 2003 fiscal year, partially offset by higher prices received during the current year.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward -looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand for OmegaPure™ proving to be incorrect; and (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonal and Quarterly Results.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
Revenues	$26,456	$27,292	$51,512	$52,393
Cost of sales	21,063	21,114	42,445	39,793

Gross profit	5,393	6,178	9,067	12,600
Selling, general and administrative expense	2,418	2,283	4,880	4,479

Operating income	2,975	3,895	4,187	8,121
Interest expense net	(184)	(165)	(371)	(319)
Other expense net	(50)	(51)	(106)	(30)

Income before income taxes	2,741	3,679	3,710	7,772
Provision for income taxes	914	1,299	1,237	2,745

Net income	$1,827	$2,380	$2,473	$5,027

Basic earnings per share	$0.07	$0.10	$0.10	$0.21

Weighted average common shares outstanding	24,431	24,122	24,418	24,053

Diluted earnings per share	$0.07	$0.09	$0.09	$0.20

Weighted average common shares and common share equivalents outstanding	26,507	25,655	26,425	25,545

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2004	December 31, 2003
	(in thousands)
ASSETS
Current assets	$93,300	$97,445
Property and equipment, net	92,781	85,231
Deferred tax assets, net	996	405
Other assets	3,762	3,087

Total assets	$190,839	$186,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,951	$16,508
Long-term debt, less current maturities	16,783	17,605
Other long-term liabilities	7,186	6,838
Stockholders’ equity	147,919	145,217

Total liabilities and stockholders’ equity	$190,839	$186,168

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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